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EXHIBIT 11.      STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

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
                                                                      For the
                                                                 Nine Months Ended
                                                                 September 30, 2002
                                                               ---------------------
                                                               (In Thousands, Except
                                                                  Per Share Data)
1.       Net income                                                 $ 187,365
         Preferred stock dividends declared                            (4,500)
                                                                    ---------
         Net income available to common shareholders                $ 182,865
                                                                    =========


2.       Weighted average common shares outstanding                    89,568
3.       ESOP shares not committed to be released                      (5,235)
                                                                    ---------
4.       Total weighted average common shares outstanding              84,333
                                                                    =========

5.       Basic earnings per common share                            $    2.17
                                                                    =========

6.       Total weighted average common shares outstanding              84,333
7.       Dilutive effect of stock options using the treasury
             stock method                                               1,587
                                                                    ---------
8.       Total weighted average common and common equivalent
             shares outstanding                                        85,920
                                                                    =========

9.       Diluted earnings per common share                          $    2.13
                                                                    =========

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